Exhibit 23.3

Independent Auditors’ Consent

The Board of Directors

Merant plc:

We consent to the use of our report dated October 23, 2003, with respect to the consolidated balance sheet of Merant plc and its subsidiaries as of April 30, 2003, and the related consolidated profit and loss account, consolidated statement of cash flows, total recognised gains and losses and reconciliation of movements in shareholders’ funds for the year ended April 30, 2003, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

KPMG Audit plc

St Albans, England

4 March 2004